EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-139788, 333-139789, 333-117245, 333-116391 and 333-69066 on Form S-8 of our report dated March 30, 2010, relating to the consolidated financial statements and the financial statement schedule of Phoenix Footwear Group, Inc. and Subsidiaries, appearing in this annual report on Form 10-K for the year ended January 2, 2010. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 30, 2010